EXHIBIT 99-1

(WISCONSIN PUBLIC SERVICE CORPORATION NEWS RELEASE)

For immediate release:	For more information, contact:
January 2, 2001	Bill Bourbonnais, Mgr.-Rates and Economic Evaluation 920-433-1573

Commission Approves 2001 Wisconsin Public Service
Electric and Natural Gas Rates

New residential electric rates will continue to be among
the lowest of investor-owned utilities in Wisconsin

Green Bay, WI--New electric and natural gas rates for Wisconsin Public Service Corporation, a utility subsidiary of WPS Resources Corporation (NYSE: WPS), went into effect January 1, 2001. The new rates were approved in late December by the Public Service Commission of Wisconsin (PSCW) after review of the company's rate request which was originally filed in March 2000. The PSCW approved overall increases of 5.4 percent for electric customers and 1.5 percent for natural gas customers. The rates vary by customer class, and are based on the cost of serving each customer class.

The new electric rates will result in a monthly bill increase of about $3.31 in 2001 for typical residential customers who use 630 kilowatt-hours of electricity.

Typical residential customers who use 1,000 therms of natural gas annually will see their average monthly bill rise by $0.50 (1.5 percent) in 2001. Public Service cautioned that increased prices paid by the company to provide natural gas are passed along to customers and are in addition to the distribution rate. Those increases have been significant this year.

As part of the approval process, the PSCW audited the company's filing and held a hearing in Madison to allow customers and others to give their views of the request. Public Service had originally asked for an electric increase of 8.9 percent in 2001 and a natural gas increase of 2.1 percent.

The company cited increasing fuel and purchased power costs, electric and gas system reliability improvements, and the costs for customer service programs and system improvements as reasons for the increase.

"We were able to keep electric rates flat or decreasing for most of the early 1990s," said Bill Bourbonnais, Manager-Rates and Economic Evaluation for Public Service. "However, both customer loads and, unfortunately, costs keep rising. The state's electric system has become overburdened over the past few summers, and, we need to continue to make investments to maintain electric reliability for our customers."

He added that, including this latest request, Public Service's overall electric rates remain among the lowest in the region.

Wisconsin Public Service provides natural gas and electricity to more than 400,000 customers in northeast Wisconsin and a small portion of the Upper Peninsula of Michigan.

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